Exhibit 99.1

BioSpecifics Technologies Corp. Announces Positive Data from Phase 2a Study of CCH for Treatment of Cellulite

LYNBROOK, NY – August 21, 2014 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced positive, statistically significant results from a randomized, double-blind Phase 2a study of CCH for the potential treatment of cellulite, or edematous fibrosclerotic panniculopathy. The results showed that all three doses of CCH used in the study, including a low, medium and high dose, demonstrated an improvement in the appearance of cellulite as measured by the trial endpoints of physician and patient-assessed improvements. CCH was well-tolerated by all dose groups with most adverse events being mild to moderate and primarily limited to the local injection area.

“These positive results are very encouraging, particularly because both patients and physicians saw a statistically significant improvement in the appearance of cellulite after CCH treatment,” commented Thomas L. Wegman, President of BioSpecifics. “The market for cellulite treatment is large, which makes these data very exciting for the prospective commercial success of CCH in this indication. The results also position CCH as a potential treatment for other aesthetic needs, so we are eager to see continued progress by Auxilium in initiating a subsequent Phase 2b trial of CCH in cellulite in the second quarter of 2015.”

The Phase 2a study was conducted by BioSpecifics’ strategic partner Auxilium Pharmaceuticals, Inc. (Auxilium) and enrolled 150 women between the ages of 18 and 45 in the U.S. Each subject received up to three treatment sessions of drug or placebo according to randomization (5 high-dose (0.84mg): 5 mid (0.48mg): 5 low (0.06mg): 3 placebo) and each treatment session was approximately 21 days apart. Up to 12 injections were administered into cellulite dimples during each session across an entire treatment quadrant – left or right buttock or left or right posterior thigh. Only the dimples treated on Day 1 were able to be retreated on Day 22 (Treatment Session 2) and Day 43 (Treatment Session 3) if, in the opinion of the investigator, the dimple continued to be evident. A variable number of dimples were able to be treated within one treatment quadrant.

The primary trial endpoint was an investigator and a patient score on the Global Aesthetic Improvement Scale (GAIS), which is an FDA-recognized scale developed as an assessment of degree of improvement, and adapted by Auxilium for use in the cellulite study. Investigators and patients used the respective GAIS to compare a Day 1 pretreatment digital image of their cellulite to their treatment results. A score of -1 indicated that the results were "Worse." A score of 0 indicated "No Change." A score of +1 indicated "Improved." A score of +2 indicated "Much Improved" and a score of +3 indicated "Very Much Improved." Additional study endpoints included Physician and Patient-assessed Composite Responder Analyses.

Key Results from this Study Include:

  Both the mid and high dose groups of CCH demonstrated a statistically significant improvement in investigators' assessments of the appearance of cellulite, as measured by GAIS scores, with a p-value of <0.05 versus placebo, as well as in patients' assessments of the appearance of cellulite, as measured by GAIS scores, with a p-value of <0.02 versus placebo.
  68 percent of both the mid and high dose groups reported being "Satisfied" or "Very Satisfied" with their cellulite treatment, compared to only 34 percent of placebo patients.
  Both the mid and high dose groups of CCH demonstrated a statistically significant improvement in the post-hoc composite responder analysis, as measured by combined investigator and patient GAIS scores, with p-values of 0.021 and 0.004, respectively, versus placebo.
  While the trial was not designed to quantify changes in cellulite dimple measurements, 3-D photography was utilized to enable visualization of treatment effects. View photos here.
  CCH was well-tolerated by all dose groups with most adverse events being mild-to-moderate and primarily limited to the local injection area; 86 percent of all related adverse events resolved within 21 days and there was only one serious adverse event in the trial, determined to be unrelated to the treatment drug.

About Cellulite

Edematous fibrosclerotic panniculopathy, commonly known as cellulite, describes a condition in which lobules of subcutaneous adipose tissue extend into the dermal layer. Cellulite can involve the loss of elasticity or shrinking of collagen cords, called septae, that attach the skin to lower layers of muscle. When fat in cellulite prone areas swells and expands, the septae tether the skin, which causes surface dimpling characteristic of cellulite. These changes can visibly affect the shape of the epidermis and resemble an orange peel-like dimpling of the skin.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium has the following partnerships outside the United States for XIAFLEX; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, and pending applicable regulatory approvals for the treatment of Dupuytren's contracture and Peyronie's disease in each region, Actelion Pharmaceuticals Ltd. has rights in Canada and Australia and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is managing studies of CCH for frozen shoulder syndrome in a Phase 2b study, and also for cellulite. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the market potential for cellulite treatment, potential commercial success of CCH in cellulite, potential treatment of other aesthetic needs; and the timing of further trials of CCH in cellulite. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our’ current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com